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Exhibit 99.3

VIACOM INC.

PURSUANT TO THE EXCHANGE OFFER IN RESPECT OF

Unregistered Floating Rate Senior Notes due 2009
($750,000,000 aggregate principal amount issued June 16, 2006)

Unregistered 5.75% Senior Notes due 2011
($1,500,000,000 aggregate principal amount issued April 12, 2006)

Unregistered 6.25% Senior Notes due 2016
($1,500,000,000 aggregate principal amount issued April 12, 2006)

Unregistered 6.875% Senior Debentures due 2036
($1,750,000,000 aggregate principal amount issued April 12, 2006)

To Our Clients:

We are enclosing herewith a Prospectus dated                    , 2006 (the ‘‘Prospectus’’) of Viacom Inc. and the related Letter of Transmittal (which together constitute the ‘‘Exchange Offer’’) relating to the offer by Viacom to exchange up to $750,000,000 aggregate principal amount of floating rate senior notes due 2009, $1,500,000,000 aggregate principal amount of 5.75% senior notes due 2011, $1,500,000,000 aggregate principal amount of 6.25% senior notes due 2016 and $1,750,000,000 aggregate principal amount of 6.875% senior debentures due 2036, which have been registered under the Securities Act of 1933, as amended (the ‘‘Securities Act’’) (collectively, the ‘‘exchange senior notes and debentures’’), for the outstanding unregistered $750,000,000 aggregate principal amount of floating rate senior notes due 2009, $1,500,000,000 aggregate principal amount of 5.75% senior notes due 2011, $1,500,000,000 aggregate principal amount of 6.25% senior notes due 2016 and $1,750,000,000 aggregate principal amount of 6.875% senior debentures due 2036 (collectively, the ‘‘unregistered senior notes and debentures’’), respectively, upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on            , 2006 unless extended by Viacom in its sole discretion.

The Exchange Offer is not conditioned upon any minimum number of unregistered senior notes and debentures being tendered.

We are the holder of record of unregistered senior notes and debentures held by us for your account. A tender of such unregistered senior notes and debentures can be made only by us as the record holder and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender unregistered senior notes and debentures held by us for your account.

We request instructions as to whether you wish to tender any or all of the unregistered senior notes and debentures held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may make the representations contained in the Letter of Transmittal on your behalf.

Pursuant to the Letter of Transmittal, each holder of unregistered senior notes and debentures (a ‘‘Holder’’) will represent to Viacom that:

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•	the exchange senior notes and debentures acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving the exchange senior notes and debentures, whether or not the person is the Holder;

•	neither the Holder nor any other recipient of the exchange senior notes and debentures (if different than the Holder) is engaged in, intends to engage in, or has any arrangement or understanding with any person to participate in, the distribution of the unregistered senior notes and debentures or exchange senior notes and debentures;

•	neither the Holder nor any other recipient is an ‘‘affiliate’’ of Viacom within the meaning of Rule 405 promulgated under the Securities Act or, if the Holder or such recipient is an affiliate, that the Holder or such recipient will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if the signatory is a broker-dealer, it has not entered into any arrangement or understanding with Viacom or any ‘‘affiliate’’ of Viacom within the meaning of Rule 405 promulgated under the Securities Act to distribute the exchange senior notes and debentures;

•	if the signatory is a broker-dealer, the signatory further represents and warrants that if it will receive exchange senior notes and debentures for its own account in exchange for unregistered senior notes and debentures that were acquired as a result of market-making activities or other trading activities, the signatory will deliver a prospectus meeting the requirements of the Securities Act (for which purposes, the delivery of the Prospectus, as the same may be hereafter supplemented or amended, shall be sufficient) in connection with any resale of exchange senior notes and debentures received in the Exchange Offer; and

•	the Holder is not acting on behalf of any person or entity that could not truthfully make these representations.

By acknowledging that you will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange senior notes and debentures, you will not be deemed to admit that you are an ‘‘underwriter’’ within the meaning of the Securities Act.

Very truly yours,